Exhibit 99.1

Savient Pharmaceuticals Reports Fourth Quarter and Year-End 2012 Financial Results

BRIDGEWATER, N.J., March 19, 2013 /PRNewswire/ — Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today reported financial results for the three months and full year ended December 31, 2012. Savient ended the quarter with approximately $96.3 million in cash and short-term investments, a decrease of $19.9 million for the quarter.

Net sales of KRYSTEXXA were $4.7 million for the fourth quarter of 2012, a 3% increase over the third quarter of 2012. For the three-month period ended December 31, 2012, the Company had a net loss of $28.0 million, or $0.39 per share, on total revenues of $4.9 million, compared with a net loss of $30.9 million, or $0.44 per share, on total revenues of $3.7 million for the same period in 2011. The net loss for the year ended December 31, 2012 was $118.3 million, or $1.67 per share, on total revenues of $18.0 million, compared with a net loss of $102.0 million, or $1.46 per share, on total revenues of $9.6 million for the same period in 2011. The net loss for the year ended December 31, 2012, includes a $21.8 million, or $0.31 per share, gain on the extinguishment of debt. Additionally, the net loss for the years ended December 31, 2012 and 2011 were impacted by charges to cost of goods sold of $15.7 million and $4.7 million, respectively, resulting in an increase to expense of $11.0 million. These charges were primarily due to KRYSTEXXA inventory that we do not believe will be able to sell through to commerce prior to expiration.

“Savient is committed to expanding the commercial footprint of KRYSTEXXA. As seen by the fourth quarter and recent developments, the Company is focused on its comprehensive long-term strategy to not only broaden the clinical utility of KRYSTEXXA, but also further explore opportunities that complement Savient’s strengths and strategic vision,” said Lou Ferrari, President and Chief Executive Officer of Savient. “Part of this long-term corporate strategy is to ensure that the true value of this highly effective orphan drug is reflected appropriately. The recent 30% price increase of KRYSTEXXA represents management’s commitment to execute upon this strategy and continue to build long-term value for our stakeholders.”

Fourth Quarter Operational Highlights and Recent Developments:

•	Announced additional new data demonstrating KRYSTEXXA-treated refractory chronic gout patients experienced significantly improved health-related quality of life

•	Announced new data from an open-label extension (OLE) study published in the Annals of the Rheumatic Diseases reinforcing the safety and efficacy profile of KRYSTEXXA

•	Announced the elections of Robert G. Savage and Dr. David Meeker to the Company’s board of directors

•	Completed study of KRYSTEXXA in dialysis patients, and anticipate data to be presented at a major scientific meeting later this year

•	Received European Commission marketing authorization in January 2013 for KRYSTEXXA® for the treatment of certain patients with chronic tophaceous gout in the EU

•	Announced a co-promotion agreement with Swedish Orphan Biovitrum AB (Sobi) for Kineret® (anakinra) in the U.S.

Financial Results of Operations for the Three Months Ended December 31, 2012

Net revenues increased $1.2 million, or 33%, to $4.9 million for the three-month period ended December 31, 2012, from $3.7 million for the three-month period ended December 31, 2011, as a result of increasing awareness and acceptance of KRYSTEXXA among our target customer base, and to a lesser extent, the impact of our price increases. Over the past year, we have increased the selling price of KRYSTEXXA by approximately 29% from the original list price of $2,300 per vial to $2,962 per vial. We further increased the selling price in 2013 by an additional 30%, raising the price to $3,850 per vial, effective January 16, 2013.

Cost of goods sold increased $6.4 million to $9.7 million for the three-month period ended December 31, 2012, from $3.3 million for the three-month period ended December 31, 2011. For the three-month periods ended December 31, 2012 and 2011, we recorded charges of $7.9 million and $1.3 million, respectively, against operations, resulting in a year-over-year increase in cost of goods sold of $6.6 million. The increase in the charges to cost of goods sold related to raw material inventory and commitments, and finished goods inventory that we do not believe we will be able to sell through to commerce prior to expiration, resulting from lower sales demand forecasts for KRYSTEXXA in future years.

Research and development expenses decreased $2.0 million, or 27%, to $5.5 million for the three-month period ended December 31, 2012, from $7.5 million for the three-month period ended December 31, 2011. The decrease is primarily the result of reduced spending on post marketing commitment costs partially offset by increased costs to support our marketing authorization application, or MAA, filing for KRYSTEXXA in the EU.

Selling, general and administrative expenses decreased $11.6 million, or 41%, to $16.5 million for the three-month period ended December 31, 2012, from $28.1 million for the three-month period ended December 31, 2011. The decrease in expense is mainly due to a reduction in selling and promotion costs for KRYSTEXXA compared to commercial launch year-related expenses in 2011 and cost containment activities resulting from our reorganization plan initiated in July 2012.

Interest expense on our debt increased $2.4 million, or 53%, to $6.9 million for the three-month period ended December 31, 2012, from $4.5 million for the three-month period ended December 31, 2011. Interest expense for the three-month period ended December 31, 2012 reflects $2.7 million of cash interest expense and $4.2 million of non-cash interest expense. Interest expense for the three-month period ended December 31, 2011 reflects $2.7 million of cash interest expense and $1.8 million of non-cash interest expense.

Other income, net increased $4.5 million to $5.6 million for the three-month period ended December 31, 2012, from $1.1 million for the three-month period ended December 31, 2011. This increase is primarily due to a non-cash gain of $5.1 million during the three-month period ended December 31, 2012 relating to the mark-to-market valuation adjustment of our warrant liability.

CONFERENCE CALL AND WEBCAST

The Company will host a live conference call and webcast on March 19, 2013, at 9:00 a.m. Eastern Time to discuss these results and to answer questions. To participate by telephone, please dial:

Domestic:	866-393-1565
International:	253-237-1151
Conference ID:	99134844

The live and archived webcast can be accessed via the investor relations section of the Savient website at www.savient.com. A telephone replay will be available through March 25, 2013, by dialing:

Domestic:	855-859-2056
International:	404-537-3406
Conference ID:	99134844

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXA® (pegloticase) for the treatment of chronic gout in adult patients who do not respond to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University (“Duke”) and Mountain View Pharmaceuticals, Inc. (“MVP”). Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted U.S. and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns U.S. and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA. In the U.S., Savient also supplies Oxandrin® (oxandrolone tablets, USP) CIII and co-promotes Kineret® (anakinra) with Swedish Orphan Biovitrum AB (Sobi). For more information, please visit the Company’s website at www.savient.com.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this press release are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding the safety and efficacy of KRYSTEXXA®, the potential to expand the clinical utility of KRYSTEXXA, status of our KRYSTEXXA marketing efforts in the US and additional plans related thereto both in the US and EU, market demand and reimbursement for KRYSTEXXA, our view of the market size in the US and EU, our market expansion plans outside the US and EU and our co-promotion arrangement for Kineret® are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our assessment and interpretation of the currently available data and information, current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, our ability to co-promote Kineret and continue our commercialization of KRYSTEXXA; our ability to retain the personnel; competition from existing therapies and therapies that are currently under development; whether we are able to obtain financing, if needed; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date of publication of this press release. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

SVNT-I

(Tables to Follow)

SAVIENT PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$50,332	$114,094
Short-term investments	45,949	55,694
Accounts receivable, net	4,341	4,737
Inventories, net	4,325	10,924
Prepaid expenses and other current assets	4,367	4,186

Total current assets	109,314	189,635

Property and equipment, net	2,050	833
Deferred financing costs, net	4,969	4,068
Restricted cash and other assets	2,873	2,580

Total assets	$119,206	$197,116

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$3,435	$7,046
Deferred revenues	580	414
Warrant liability	2,935	—
Accrued interest	3,150	4,643
Other current liabilities	21,516	17,962

Total current liabilities	31,616	30,065

Convertible notes, net of discount of $25,354 at December 31, 2012 and $54,542 at December 31, 2011	97,087	175,458
Senior secured notes, net of discount of $45,114 at December 31, 2012	125,827	—
Other liabilities	2,973	3
Stockholders’ Deficit:
Preferred stock—$.01 par value 4,000,000 shares authorized; no shares issued	—	—
Common stock—$.01 par value 150,000,000 shares authorized; 73,083,000 issued and outstanding shares at December 31, 2012 and 71,502,000 issued and outstanding shares at December 31, 2011	731	715
Additional paid-in-capital	397,191	408,463
Accumulated deficit	(535,915)	(417,603)
Accumulated other comprehensive (loss) income	(304)	15

Total stockholders’ deficit	(138,297)	(8,410)

Total liabilities and stockholders’ deficit	$119,206	$197,116

SAVIENT PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three-Months Ended December 31,		Twelve-Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Product sales, net	$4,947	$3,710	$18,023	$9,565

Cost and expenses:
Cost of goods sold	9,713	3,305	22,382	9,313
Research and development	5,491	7,475	26,238	24,790
Selling, general and administrative	16,495	28,137	88,501	90,898

	31,699	38,917	137,121	125,001

Operating loss	(26,752)	(35,207)	(119,098)	(115,436)
Investment income, net	39	43	164	150
Interest expense on debt	(6,930)	(4,515)	(23,892)	(16,357)
Gain on extinguishment of debt	—	—	21,800	—
Other income, net	5,609	1,090	2,714	2,828

Loss before income taxes	(28,034)	(38,589)	(118,312)	(128,815)
Income tax benefit	—	(7,733)	—	(26,788)

Net loss	$(28,034)	$(30,856)	$(118,312)	$(102,027)

Loss per common share:
Basic and diluted	$(0.39)	$(0.44)	$(1.67)	$(1.46)

Weighted-average number of common shares:
Basic and diluted	71,119	70,235	70,819	70,117

CONTACT:

Savient Pharmaceuticals, Inc.	Burns McClellan
John P. Hamill	Caitlyn Murphy
Senior Vice President and Chief Financial Officer	cmurphy@burnsmc.com
information@savient.com	(212) 213-0006
(732) 418-9300

SOURCE Savient Pharmaceuticals, Inc.